                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF DECEMBER 6, 2001

                                  BY AND AMONG



                            ALLEN SYSTEMS GROUP, INC.

                                  ASG SUB, INC.


                                       AND


                          LANDMARK SYSTEMS CORPORATION

                          AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 6, 2001 (this "Agreement") by and among Allen Systems Group, Inc., a Delaware corporation ("ASG"), ASG Sub, Inc., a Virginia corporation ("ASG Sub") and Landmark Systems Corporation, a Virginia corporation ("Landmark"). Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in Section 8.3.

                                    RECITALS

A. The Board of Directors of each of ASG, ASG Sub and Landmark has approved and declared advisable this Agreement and the merger of ASG Sub with and into Landmark (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each share of common stock, par value $0.01 per share, of Landmark (the "Shares") that is (i) issued and outstanding immediately prior to the Effective Time and (ii) not owned by ASG, ASG Sub or Landmark, will be converted into the right to receive $4.75 in cash as of the Effective Time.

B. ASG, ASG Sub and Landmark desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

C. Concurrently with the execution and delivery of this Agreement, ASG, ASG Sub, Patrick H. McGettigan and Katherine K. Clark (both such individuals collectively, the "Principal Shareholders") have entered into Principal Share Purchase and Voting Agreements, pursuant to which, among other things, each Principal Shareholder has agreed to vote the Shares held by such Principal Shareholder (the "Principal Shares") in favor of the Merger and to sell the Principal Shares to ASG immediately prior to the conversion of the Shares at the Effective Time.

THEREFORE, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

1.1 Principal Shares. In accordance with the terms of the Principal Share Purchase and Voting Agreements, each Principal Shareholder has agreed to sell the Principal Shares held by such Principal Shareholder to ASG, effective immediately prior to the conversion of the Shares at the Effective Time, in return for the consideration described in such Principal Share Purchase and Voting Agreements.

1.2 The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the VSCA, ASG Sub will be merged with and into Landmark at the Effective Time (as defined in Section 1.4). Following the Effective Time, the separate corporate existence of ASG Sub will cease and Landmark will


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continue as the surviving corporation ("Surviving Corporation") and will succeed to and assume all the rights and obligations of ASG Sub in accordance with the VSCA.

        (b) At the election of ASG, any other direct or indirect Subsidiary of ASG may be substituted for ASG Sub as a constituent corporation in the Merger; provided, however, that any Subsidiary that is substituted for ASG Sub
(i) shall, at the Effective Time, have no assets other than assets used to pay the Merger Consideration and no liabilities other than those contemplated by this Agreement and the other Transaction Agreements and (ii) shall be wholly-owned by ASG or wholly-owned by a wholly-owned subsidiary of ASG. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

        (c) Subject to the terms and conditions of this Agreement, ASG and Landmark agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the date on which all of the conditions set forth in Article VI of this Agreement have been met or waived.

1.3 Closing. The closing of the Merger (the "Closing") will take place on a date to be specified by the parties, which will be no later than the fifth business day after satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"), at the offices of Steptoe & Johnson LLP, 1330 Connecticut Avenue N.W., Washington, D.C. 20036, unless another date or place is agreed to in writing by the parties hereto.

1.4 Effective Time. Subject to the terms and conditions of this Agreement, as soon as practicable on or after the Closing Date, the parties will file Articles of Merger (the form of which is attached hereto as Exhibit A) with the Virginia State Corporation Commission in such form as required by, and executed in accordance with, the relevant provisions of the VSCA. The Merger shall become effective at the time specified in the Articles of Merger relating to the Merger issued by the Virginia State Corporation Commission (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

1.5 Effects of the Merger. The Merger will have the effects set forth in the applicable provisions of the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of ASG Sub and Landmark will vest in the Surviving Corporation, and all debt, liabilities and duties of ASG Sub and Landmark will become the debts, liabilities and duties of the Surviving Corporation.

1.6 Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of the Surviving Corporation shall be the articles of incorporation and bylaws of Landmark.

1.7 Directors. The directors of ASG Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


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1.8     Officers. The officers of ASG Sub immediately prior to the Effective
Time will be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II
          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of ASG Sub:

        (a) Capital Stock of ASG Sub. Each share of capital stock of ASG Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and non-assessable share of common stock, par value $0.01, of the Surviving Corporation.

        (b) Cancellation of Treasury Shares and ASG Owned Shares. Each Share that is owned by Landmark or by any Subsidiary of Landmark and each Share that is owned by ASG, ASG Sub or any Subsidiary of ASG immediately prior to the Effective Time (including, as contemplated by the Principal Share Purchase and Voting Agreements, the Principal Shares purchased by ASG Sub immediately prior to the conversion of the Shares at the Effective Time), will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.

        (c) Conversion of Shares. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b)) will be converted into the right to receive from the Surviving Corporation $4.75 in cash, without interest (the "Merger Consideration"), upon the terms and subject to the conditions set forth in this Agreement. As of the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of a certificate representing any such Shares will cease to have any rights with respect thereto, except the right to receive Merger Consideration, without interest.

        (d) Adjustments. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, recapitalization, stock split or combination, stock dividend, exchange, readjustment, reorganization or like change with respect to the Shares occurring during the period between the date of this Agreement and the Effective Time.

2.2     Exchange of Certificates.

        (a) Paying Agent. Prior to the Effective Time, ASG will select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Shares.


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        (b)     ASG To Provide Funds. ASG and ASG Sub will take all steps
necessary to provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, funds necessary to pay for the Shares as a result of the Merger pursuant to Section 2.1.

        (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time, ASG will instruct the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger
Consideration: (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent and will be in a form and have such other provisions as ASG may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by ASG, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration, and the Certificate so surrendered will forthwith be cancelled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of Landmark, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is properly endorsed or otherwise in proper form for transfer and the Person requesting such payment pays any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establishes to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

        (d) No Further Ownership Rights in Shares. As of the Effective Time, all cash paid upon the surrender of Certificates in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates, and there will be no further registration of transfers on the stock transfer books of Landmark of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they will be cancelled and exchanged as provided in this Article II.

        (e) Failure to Timely Surrender; No Liability. Promptly following the date that is six (6) months after the Effective Time, the Paying Agent will return to the Surviving Corporation all Merger Consideration and other cash, property and instruments in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties will terminate. Thereafter, each holder of a Certificate formerly


                                      -5-
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representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration (without interest thereon). Notwithstanding the foregoing, the Surviving Corporation will be entitled to receive from time to time all interest or other amounts earned with respect to any cash deposited with the Paying Agent as such amounts accrue or become available. If any Certificates will not have been surrendered prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(d)), the cash payment in respect of such Certificate will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto. To the fullest extent permitted by law, none of ASG, ASG Sub, Landmark, the Surviving Corporation or the Paying Agent will be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (f) Withholding Taxes. The right of any Person to receive any payment or consideration, including the Merger Consideration, pursuant to this Agreement and the transactions contemplated herein will be subject to any applicable requirements with respect to the withholding of Taxes, including income or employment tax withholding required under the Revenue Code or any provision of foreign, state or local law.

        (g) Lost, Stolen or Destroyed Certificates. If any Certificates evidencing Shares have been lost, stolen or destroyed, the Paying Agent will pay to such holder the Merger Consideration required pursuant to Section 2.1, in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may reasonably require of the holder of such lost, stolen or destroyed Certificates and, the Paying Agent, in its discretion and as a condition precedent to the issuance thereof, may require that the owner of such lost, stolen or destroyed Certificate give the Paying Agent and ASG a bond in such sum as it may direct as indemnity against any claim that may be made against the Paying Agent or ASG with respect to the Certificate.

        (h) Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of Landmark or ASG Sub, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of Landmark and ASG Sub to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.


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


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Landmark. Except as set forth in the disclosure letter delivered by Landmark to ASG concurrently with the execution of this Agreement (the "Landmark Disclosure Letter"), or in the Supplemental Disclosure Letter to be provided by Landmark to ASG and ASG Sub in accordance with Section 5.11 hereof (the "Supplemental Disclosure Letter"), Landmark represents and warrants to ASG and ASG Sub as follows:

        (a) Organization, Standing and Corporate Power. Landmark and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized and has the requisite corporate power and authority to carry on its business as now being conducted. Landmark and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a Material Adverse Effect on Landmark. Landmark has made available to ASG complete and correct copies of its articles of incorporation and bylaws and the charter documents of its Subsidiaries, in each case as amended to the date of this Agreement.

        (b) Subsidiaries. Section 3.1(b) of the Landmark Disclosure Letter lists each Subsidiary of Landmark and contains the capitalization of each Subsidiary, the jurisdiction in which each Subsidiary is organized or formed and the current directors and executive officers of each Subsidiary of Landmark. Except as set forth in Section 3.1(b) of the Supplemental Disclosure Letter, all the outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and (except as may be required by foreign jurisdictions) are owned by Landmark, by another Subsidiary of Landmark or by Landmark and another such Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances, restrictions and security interests of any kind or nature whatsoever, other than resale restrictions imposed by applicable securities laws (collectively, "Liens"). Except for the capital stock of its Subsidiaries, Landmark does not own, directly or indirectly, any capital stock or other ownership interest in any Person.

        (c)     Capital Structure.

                (i) The authorized capital stock of Landmark consists of 30,000,000 shares of common stock, $0.01 par value and 8,000,000 shares of preferred stock, $0.01 par value ("Landmark Preferred Stock"). At the close of business on the date of this Agreement, (A) 12,486,501 shares of common stock and no shares of Landmark Preferred Stock were issued and outstanding, (B) 781,999 shares of common stock were held by Landmark in its treasury, and (C) 2,530,135 shares of common stock were reserved for issuance upon exercise of outstanding (x) options granted under any of the Landmark Option Plans (as defined below), (y) rights granted under the ESPP (as


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defined below) and (z) the warrants identified in Section 3.1(c)(iii) of the
Landmark Disclosure Letter (the "Warrants").

                (ii) Except as set forth in Section 3.1(c)(ii) of the Landmark Disclosure Letter or in the Supplemental Disclosure Letter, the only plans or arrangements pursuant to which Landmark is obligated to issue Shares or pursuant to which Options are outstanding are 1989 Stock Incentive Plan, 1994 Stock Incentive Plan, 1992 Executive Stock Incentive Plan and 1996 Advisory Board and Directors Stock Incentive Plan (the "Landmark Option Plans"), and Landmark's 1998 Employee Stock Purchase Plan (the "ESPP").

                (iii) The Options and Warrants listed in Section 3.1(c)(iii) of the Landmark Disclosure Letter are exercisable into the number of Shares and at the purchase prices listed in such Section.

                (iv) Except as set forth in this Section 3.1, at the close of business on the date of this Agreement, no shares of capital stock or other voting securities of Landmark were issued, reserved for issuance or outstanding, and Landmark has not issued stock appreciation rights. All outstanding shares of capital stock of Landmark are duly authorized, validly issued, fully paid and non assessable and not subject to preemptive rights created by Landmark's articles of incorporation, bylaws or any agreement to which Landmark is a party. There are no bonds, debentures, notes or other indebtedness of Landmark having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Landmark may vote. Except as set forth in this Section 3.1, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Landmark or any of its Subsidiaries is a party or by which any of them is bound obligating Landmark or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Landmark or of any of its Subsidiaries or obligating Landmark or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations (x) of Landmark or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Landmark or any of its Subsidiaries or
(y) of Landmark to vote or to dispose of any shares of the capital stock of any of its Subsidiaries.

           (d) Authority; Noncontravention. (i) Landmark has all the requisite corporate power and authority to enter into this Agreement. Subject to adoption and approval of this Agreement by an affirmative vote of the holders of two-thirds of the outstanding Shares (the "Landmark Shareholder Approval"), and receipt of the approvals, consents and clearances relating to the filings described in Section 3.1(d)(ii), Landmark has the authority to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Landmark and the consummation by Landmark of the transactions contemplated by this Agreement have been duly


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authorized by all necessary corporate action on the part of Landmark, subject to
Landmark Shareholder Approval. This Agreement has been duly executed and delivered by Landmark and constitutes a valid and binding obligation of Landmark, enforceable against Landmark in accordance with its terms (except as enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or
(ii) the exercise by courts of equity powers). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Landmark or any of its Subsidiaries under (i) the articles of incorporation or bylaws of Landmark or the charter documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Landmark or any of its Subsidiaries or their respective properties or assets or (iii) assuming receipt of the approvals, consents and clearances relating to the filings described in Section 3.1(d)(ii), and the giving and making of all notices, reports and other filings described in Section 3.1(d)(ii), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Landmark or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (ii) or (iii) of this sentence, any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on Landmark, (y) materially impair the ability of Landmark to perform its obligations under this Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement.

                (ii) No waiver, consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity") or any other Person, is required by or with respect to Landmark or any of its Subsidiaries in connection with the execution and delivery by Landmark of this Agreement or the consummation by Landmark of the transactions contemplated by this Agreement, except for:

        (1) the filing of a pre-merger notification and report form by Landmark under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and any similar filings and approvals required under foreign jurisdictions,

        (2) the filing with the SEC and the National Association of Securities Dealers, Inc. of proxy soliciting materials relating to Landmark Shareholder Approval (as amended or supplemented from time to time, the "Proxy Statement") and a Transaction Statement under Section 13(e) of the Exchange Act (the "Schedule 13e-3"), if applicable, and (B) and any other applicable requirements under state securities or "blue sky" laws and state takeover laws,


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        (3)     the filing of the Articles of Merger and other appropriate merger documents required by the VSCA and the issuance by the Virginia State Corporation Commission of the Certificate of Merger pursuant to the VSCA,

        (4) the filing of the appropriate documents with the relevant authorities of other states in which Landmark is qualified to do business,

        (5) any waiver, consent, approval, order or authorization of, registration, declaration or filing required to be made or received by a Subsidiary of Landmark which is not organized in the U.S., in connection with the transactions contemplated by this Agreement, and

        (6) such other consents, approvals, orders, authorizations, registrations, declarations and filings as would not individually or in the aggregate (A) have a Material Adverse Effect on Landmark, (B) materially impair the ability of Landmark to perform its obligations under this Agreement or (C) prevent Landmark from consummating, or materially impair the ability of Landmark to consummate, any of the transactions contemplated by this Agreement.

                (iii) Section 3.1(d)(iii) of the Landmark Disclosure Letter lists all consents, waivers and approvals under any of Landmark's or any of its Subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which if, individually or in the aggregate, were not obtained, would result in a Material Adverse Effect on Landmark.

        (e)     SEC Documents; Financial Statements.

                (i) Landmark has filed in a timely manner all required reports, schedules, forms, statements and other documents with the SEC and any relevant state securities regulatory bodies since the date on which it became subject to the requirements of the Securities Act of 1933, as amended, (the "Securities Act") or the Exchange Act. All such required reports, schedules, forms, statements and other documents filed by Landmark with the SEC (including those that Landmark may file subsequent to the date hereof) are referred to herein as the "SEC Documents". Except as set forth in Section 3.1(e)(i) of the Landmark Disclosure Letter, as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Landmark's Subsidiaries is required to file any forms, reports or other documents with the SEC.

                (ii) The financial statements of Landmark included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Landmark and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Neither Landmark nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Landmark and its Subsidiaries taken as a whole, except liabilities (A) provided for in the most recent consolidated balance sheet included in the SEC Documents (B) incurred since the date of such balance sheet in the ordinary course of business consistent with past practices (C) which are Taxes attributable to the consummation of the transactions contemplated by this Agreement or (D) set forth in Section 3.1(e)(ii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter.

                (iii) Maintenance Revenues. Landmark's maintenance revenues for Landmark's trailing twelve months ended September 30, 2001, as calculated in accordance with GAAP applied on a consistent basis with prior audited periods and Landmark's accounting policies, were not less than the amount set forth in
Section 3.1(e)(iii) of the Landmark Disclosure Letter.

        (f) Information Supplied. None of the information supplied or to be supplied by Landmark specifically for inclusion or incorporation by reference in the Proxy Statement or, if applicable, the Schedule 13e-3, will, at the time the Proxy Statement or the Schedule 13e-3, if applicable, is first mailed to Landmark's shareholders or at the time of the Shareholders Meeting (as defined in Section 5.1(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13e-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Landmark with respect to statements made or incorporated by reference therein based on information supplied by ASG or ASG Sub specifically for inclusion or incorporation by reference therein.

        (g) Absence of Certain Changes or Events. Except as specifically contemplated by this Agreement, or disclosed in Section 3.1(g) of the Landmark


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Disclosure Letter or the Supplemental Disclosure Letter, since the date of the most recently audited financial statements included in the SEC Documents, Landmark has conducted its business only in the ordinary course, and there has not been (i) any Material Adverse Change affecting Landmark, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Landmark's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock,
(iv)(x) any granting by Landmark or any of its Subsidiaries to any employee of Landmark or any of its Subsidiaries of any increase in excess of $10,000 per annum in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents, (y) any granting by Landmark or any of its Subsidiaries to any employee of any increase in excess of $10,000 per annum in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents, or (z) any entry by Landmark or any of its Subsidiaries into any employment, severance or termination agreement with any executive officer, (v) any damage or destruction of or loss to any property of Landmark, whether or not covered by insurance, that has or could reasonably be expected to have a Material Adverse Effect on Landmark, (vi) any change in accounting methods, principles or practices by Landmark materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP or SEC rules and regulations, or (vii) any material revaluation of any of Landmark's assets, including, without limitation, writing down the value of capitalized inventory or writing off accounts receivable, other than in the ordinary course consistent with past practice.

        (h)     Intellectual Property.

                (i) Landmark and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are material to the business of Landmark and its Subsidiaries as currently conducted by Landmark and its Subsidiaries.

                (ii) Section 3.1(h)(ii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter lists (x) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights which Landmark considers to be material to its business and included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (y) all material licenses, sublicenses, and other agreements as to which Landmark is a party and pursuant to which any Person other than Landmark is authorized to use any Intellectual Property (other than end-user licenses in Landmark's current standard form provided to ASG's counsel), and (z) all material licenses, sublicenses and other agreements as to which Landmark is a party and pursuant to which Landmark is authorized to use any third party Intellectual Property, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Landmark product that is material to its business.

                (iii) To the knowledge of Landmark, there is no unauthorized use, disclosure, infringement or misappropriation of (A) any Intellectual Property rights of Landmark or any of its Subsidiaries, (B) any trade secret material to Landmark or any of its Subsidiaries, or (C) any Intellectual Property right of any third party to the extent licensed by or through Landmark or any of its Subsidiaries, by any third party, including any employee or former employee of Landmark or any of its Subsidiaries. Except as set forth in Section 3.1(h)(iii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, to the knowledge of Landmark, no Landmark Intellectual Property or product or service of Landmark is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Landmark, or which may affect the validity, use or enforceability of such Landmark Intellectual Property. Neither Landmark nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in licenses, purchase, service or work orders with customers, distribution and reseller agreements, or other agreements arising in the ordinary course of business.

                (iv) Landmark is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement relating to Landmark Intellectual Property or Third Party Intellectual Property Rights, Landmark's service offerings or its ability to exploit its products which breach could reasonably be expected to result in a Material Adverse Effect on Landmark.

                (v) No suit, action, proceeding or claim involving Landmark which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right, or breach of any license or agreement involving Intellectual Property is currently pending or, to the knowledge of Landmark, is threatened, nor, to the knowledge of Landmark, is there any reasonable basis therefor. The manufacture, marketing, licensing or sale of Landmark's products and the provision of Landmark's services does not, to Landmark's knowledge after due inquiry of each of Landmark's executive officers, directors and officers in charge of Landmark's corporate functions, infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

                (vi) Landmark has not received notice from any third party and does not otherwise know or have reason to know that the operation of the business of Landmark or any act, product or service of Landmark, infringes or misappropriates any Third Party Intellectual Property Rights or constitutes unfair competition or trade practices under the laws of any jurisdiction.

                (vii) Except as set forth in Section 3.1(h)(vii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, to Landmark's knowledge, no Person has previously infringed or misappropriated or is infringing or misappropriating any Intellectual Property material to Landmark.

                (viii) Except as set forth in Section 3.1(h)(viii) of the Landmark Disclosure Letter or in the Supplemental Disclosure Letter, all current and former employees and consultants of Landmark have signed a confidentiality/nondisclosure agreement substantially in the forms attached to the Landmark Disclosure Letter or the Supplemental Disclosure Letter. All current and former employees and consultants of Landmark involved in product development work have signed an invention assignment agreement in the form attached to the Landmark Disclosure Letter or the Supplemental Disclosure Letter. To Landmark's knowledge, no such current or former employees or consultants of Landmark have violated any such agreement or otherwise misappropriated any trade secrets of Landmark or of any third party. Landmark is not utilizing nor will it be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by Landmark, except for inventions, trade secrets or proprietary information that have been assigned to Landmark.

                (ix) Landmark has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Intellectual Property deemed confidential or trade secret and not otherwise protected by patents or copyrights ("Confidential Information"). All use, disclosure or appropriation of material Confidential Information owned by Landmark by or to a third party has been pursuant to the terms of a written agreement between Landmark and such third party. All use, disclosure or appropriation by Landmark of Confidential Information not owned by Landmark has been pursuant to the terms of a written agreement between Landmark and the owner of such Confidential Information, or is otherwise lawful.

                (x) Except as set forth in Section 3.1(h)(x) of the Landmark Disclosure Letter, Landmark has fully documented in writing or in other tangible media all material technology, computer programs or Intellectual Property which are incorporated in, are, or form a material part of any product licensed or sold to customers by Landmark or its Subsidiaries and that are material to the business of Landmark and its Subsidiaries as currently conducted by Landmark and its Subsidiaries, including without limitation, having a complete annotated source code listing for all of the foregoing with respect to year 2000 compliance or conformity.

                (xi) Except as set forth in Section 3.1(h)(xi) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, Landmark does not know or have reason to know of any outstanding claims by customers relating to year 2000 products and services provided by Landmark to such customers, nor has any such customer asserted, to the knowledge of Landmark, any reasonable basis for such claims.

                (xii) Except as set forth in Section 3.1(h)(xii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, Landmark has no object and/or source code and/or documentation escrow deposit and/or maintenance obligations to any third party, including, without limitation, deposit obligations relating to bug fixes and/or upgrades and/or revisions and/or new versions in connection with any of Landmark's products, other than deposit obligations or maintenance obligations arising in the ordinary course of business.

                (xiii) There is no software owned by any third party that is embedded in or required for the use of or to be used by any of the products of Landmark or its Subsidiaries that if no longer available to Landmark would have a Material Adverse Effect on Landmark.

        (i) Litigation. Except as disclosed in Section 3.1(i) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, there is no suit, action or proceeding pending or, to the knowledge of Landmark, threatened against Landmark or any of its Subsidiaries, nor, to the knowledge of Landmark, is there any reasonable basis therefor, that individually or in the aggregate could reasonably be expected to (A) have a Material Adverse Effect on Landmark,
(B) challenge or seek to enjoin or seek damages with respect to Landmark's entering into and performing this Agreement or that impair the ability of Landmark to perform its obligations under this Agreement or (C) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator pending, or to the knowledge of Landmark, threatened against Landmark or any of its Subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clauses (A), (B) or (C) above.

        (j)     Absence of Changes in Benefit Plans. Except as disclosed in
Section 3.1(j) of the Landmark Disclosure Letter or in the Supplemental Disclosure Letter, since the date of the most recent audited financial statements included in the SEC Documents, there has not been any adoption or amendment in any material respect by Landmark or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Landmark or any of its Subsidiaries. Except as disclosed in Section 3.1(j) or Section 3.1(s) of the Landmark Disclosure Letter or in the Supplemental Disclosure Letter, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between Landmark or any of its Subsidiaries and any current or former employee, officer, consultant or director of Landmark or any of its Subsidiaries as to which there is or could be aggregate liability on the part of Landmark or any of its Subsidiaries in excess of $10,000.

        (k)     ERISA Compliance.

                (i) Each of Landmark and its Subsidiaries is in material compliance with all applicable laws relating to the form and operation of each Landmark Employee Plan, including ERISA and the Revenue Code. Except as set forth in Section 3.1(k)(i) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, Landmark does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

                (ii) Neither Landmark nor any trade or business which is under common control with Landmark within the meaning of Section 414 of the Revenue Code (a "Landmark Tax Affiliate") has a retirement or deferred compensation plan which is subject to Section 412 of the Revenue Code or subject to Title IV of ERISA or maintains a "multiemployer plan" as defined in Section 3(37) of ERISA. Except as set forth in Section 3.1(k)(ii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, neither Landmark nor any Landmark Tax Affiliate maintains, contributes to, or has any liability for providing medical, health, life, or other welfare benefit coverage for present or future terminated employees (other than any welfare benefit coverage provided in compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar laws). Neither Landmark nor any Landmark Tax Affiliate has any trusts that are intended to be qualified under Revenue Code section 501(a)(9) and none have had such trusts in the past.

                (iii) Landmark has made available to ASG a true and complete copy of, to the extent applicable, (A) each Landmark Employee Plan, as defined in subparagraph (iv) below (B) each trust agreement related to such Landmark Employee Plan, (C) the most recent summary plan description for each Landmark Employee Plan for which such a description is required, (D) the most recent United States Internal Revenue Service ("IRS") determination letter issued with respect to any Landmark Employee Plan and Landmark's application to the IRS for such letter, and (E) for the three most recent years (w) except as set forth in
Section 3.1(k)(iii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, the Form 5500 and attached schedules, (x) audited financial statements and valuation reports, (y) Forms PBGC-1 (if applicable) and all attachments thereto, and (z) attorneys' responses to auditors' requests for information.

                (iv) Except as disclosed in Section 3.1(k)(iv) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, each employment, severance or other similar contract, arrangement or policy, each "employee benefit plan" as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, pension, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by Landmark or any Landmark Tax Affiliate and covers any employee or former employee of Landmark or any Landmark Tax Affiliate (collectively referred to as "Landmark Employee Plans") has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Landmark Employee Plan. Landmark's Employee Plans are listed in Section 3.1(k)(iv) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter. Any Landmark Employee Plan which is intended to be qualified within the meaning of Revenue Code section 401(a) is so qualified and has received a favorable determination letter as to its qualified status, and, to Landmark's knowledge, nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

                (v) Except as set forth in Section 3.1(k)(v) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, all required payments, insurance premiums, and contributions to any Landmark Employee Plan for all periods prior to the Effective Time have been timely made or are accrued on Landmark's financial statements and adequate reserves have been provided for any accrued payments, premiums or contributions (or portions thereof) attributable to service on or prior to the Effective Time. No Landmark Employee Plan provides for an increase in benefits on or after the Effective Time (excluding any agreements between Landmark and individual employees). Except as set forth in
Section 3.1(k)(v) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, no Landmark Employee Plan contains any contractual language which limits Landmark's (or its successors') ability to amend or terminate such plan without obligation or liability (other than those obligations or liabilities for which specific assets have been set aside in a trust or other funding vehicle) and no participant in any Landmark Employee plan has retained the right to continue benefits under any predecessor documents governing a Landmark Employee Plan.

                (vi) There has been no amendment to, written interpretation or announcement (whether or not written) by Landmark relating to, or change in employee participation or coverage under, any Landmark Employee Plan that would increase materially the expense of maintaining such Landmark Employee Plan above the level of the expense incurred in respect thereof for Landmark's fiscal year ended December 31, 2000. For each Landmark Employee Plan for which a Form 5500 has been filed, no material change has occurred with respect to a matter covered by the most recent Form 5500 since this date hereof. Such Form 5500s were timely filed and at the time of filing, such Forms correctly reflected the facts regarding the income, activities, status or other matters of the Plan or any of the information required to be shown thereon. Each Landmark Employee Plan that is required to be amended to reflect changes in recent legislation by December 31, 2001 to remain tax-qualified under Revenue Code section 401(a), has been so amended by Landmark and has been submitted by Landmark or its representatives to the Internal Revenue Service for a determination letter indicating that the plan, as amended, remains tax-qualified.

                (vii) All Landmark Employee Plans, to the extent applicable, are in compliance, in all material respects, with (x) the continuation coverage requirements of Section 4980B of the Revenue Code and Sections 601 through 608 of ERISA, (y) the Americans with Disabilities Act of 1990, as amended, and (z) the Family Medical and Leave Act of 1993, as amended, and the regulations thereunder. All notices or filings required by ERISA or the Revenue Code or any state or federal law or any ruling or regulation of any state or federal agency with respect to Landmark's Employee Plans, including but not limited to notices required by section 606 of ERISA and section 4980B(f)(6) of the Revenue Code, or any notices required to be given or made to Landmark's employees or to beneficiaries of Landmark's Employee Plans as a result of this Merger, have been timely and appropriately given or made by Landmark. Except as required by law or as set forth in Section 3.1(k)(vii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, no Landmark Employee Plan provides any retiree or post-employment benefit coverage.

                (viii) Neither Landmark nor any of its respective Subsidiaries or Affiliates, has engaged, nor does Landmark have any knowledge of any employee or officer of Landmark or any of its respective Subsidiaries or Affiliates or any fiduciary (as that term is defined in section 3(21) of ERISA) of any Landmark Employee Plan ("Fiduciary") having engaged, in a prohibited transaction as such term is defined in Revenue Code section 4975 or section 406 of ERISA, nor have any of the above-mentioned entities or individuals engaged in any other action or failure to act that would subject them to any taxes, penalties, or other liabilities under Revenue Code sections 4972, 4976, 4977, 4979, 4980 or 4980B, or fines or penalties imposed under ERISA sections 409, 502(i) or 501. Except as set forth in Section 3.1(k)(viii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, neither Landmark nor any Landmark Tax Affiliate nor any Landmark Employee Plan has entered into a written agreement or similar arrangement with the IRS or the Department of Labor with respect to such Plan, nor have any errors with respect to such Plans been corrected pursuant to voluntary correction programs established by the IRS or the Department of Labor. No Governmental Entities, including the IRS and the Department of labor, have given Landmark, any Landmark Tax Affiliate, any Landmark Employee Plan, any officer of employee of such entity, or any Fiduciary, notice regarding any pending claim, charge, complaint or audit with respect to a Landmark Employee Plan.

                (ix) Except as set forth in Section 3.1(k)(ix) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, no benefit payable or which may become payable by Landmark or any of its Subsidiaries pursuant to any Landmark Employee Plan or otherwise, as a result of or arising under this Agreement or the Principal Share Purchase and Voting Agreements, will constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Revenue Code) which is subject to the imposition of an excise Tax under
Section 4999 of the Revenue Code or which would be nondeductible by reason of
Section 280G of the Revenue Code. Except as set forth in

Section 3.1(k)(ix) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, neither Landmark nor its Subsidiaries is a party to any: (x) agreement (other than as described in (y) below) with any executive officer or other key employee thereof (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (y) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                (x) Landmark has made available to ASG a list of the names of all employees of Landmark and of any of its Subsidiaries and their salaries as of the most recent practicable date.

        (l)     Taxes.

                (i) Except as set forth in Section 3.1(l)(i) of the Landmark Disclosure Letter or in the Supplemental Disclosure Letter, Landmark and each of its Subsidiaries has duly filed on a timely basis all Returns required to have been filed by it and has timely paid all Taxes shown as due on such Tax Returns. All such Returns are true, complete and correct in all material respects. Except as set forth in Section 3.1(l)(i) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, neither Landmark nor any of its Subsidiaries is delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Landmark or any of its Subsidiaries, nor has Landmark or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on, or extension of the period for the assessment or collection of, any Tax. Except as set forth in Section 3.1(l)(i) of the Landmark Disclosure Letter or in the Supplemental Disclosure Letter, neither Landmark nor any of its Subsidiaries has any liability for any unpaid Taxes which has not been accrued for or reserved on the balance sheet of Landmark contained in the most recent financial statements contained in the SEC Documents (the "Landmark Balance Sheet") in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have arisen since the date of the Landmark Balance Sheet in connection with the operation of the business of Landmark and its Subsidiaries in the ordinary course or as a result of ASG's election regarding the structure of the Merger as described in Section 1.1(b) or which are Taxes attributable to the consummation of the transactions contemplated by this Agreement. The most recent financial statements contained in the SEC Documents properly reflect in accordance with GAAP all Taxes payable by or properly accruable by Landmark and its Subsidiaries for all taxable periods and portions thereof with respect to periods covered by such financial statements. Landmark and each of its Subsidiaries have complied with all applicable Laws relating to Taxes with respect to information reporting and withholding in connection with payments made to third parties, including employees, and have timely withheld and paid over to the proper authorities all amounts required to have been so withheld and paid over under such Laws.

                (ii) Except as set forth in Section 3.1(l)(ii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, to the knowledge of Landmark, none of the Returns of Landmark or of its Subsidiaries have been examined by the Internal Revenue Service or any other taxing authority with respect to a material amount (a) during the three-year period ending on the Closing Date, or (b) during the two-year period immediately preceding such three-year period in which, solely with respect to this clause (b), the examining taxing authority asserted a position that if sustained would have had a Material Adverse Effect on Landmark, and such effect has not been adequately disclosed in the financial statements included in the SEC Documents. None of Landmark and its Subsidiaries has entered into any written agreement (other than any Tax election referred to in Section 3.1(l)(v) below) with a taxing authority which would have effect in the determination of Tax obligations of Landmark or any of its Subsidiaries with respect to any taxable year ending after the date of the Landmark Balance Sheet. Except as set forth in Section 3.1(l)(ii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, there are no actions, suits, proceedings, audits, investigations or claims now pending, nor to the knowledge of Landmark, proposed against Landmark or any of its Subsidiaries by any taxing authority relating to any Taxes, nor are there any currently outstanding requests from any taxing authority for information with respect to Landmark or any of its Subsidiaries, nor, to the knowledge of Landmark, are there any proposed reassessments of any property owned by Landmark or any of its Subsidiaries, or other proposals by taxing authorities relating specifically to Landmark or any of its Subsidiaries that could increase the amount of any Tax to which Landmark or any of its Subsidiaries would be subject. Landmark and each of its Subsidiaries has disclosed on their federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Revenue Code Section 6662. Neither Landmark nor any of its Subsidiaries is (nor has ever been) a party to any Tax sharing agreement with any party other than Landmark or its Subsidiaries. Except as set forth in Section 3.1(l)(ii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, neither Landmark nor any of its Subsidiaries has entered into any binding agreement relating to Tax positions to be taken by Landmark or any of its Subsidiaries in any Return required to be filed after the Effective Time (other than Tax positions that are required to be taken to be consistent with positions taken in Returns filed before the Effective Time). Other than a consolidated, combined, or other similar return for a group of which Landmark has been or is the common parent, neither Landmark nor any of its Subsidiaries has ever joined in the filing of a consolidated, combined or similar Return, for which it may have any liability for Tax of the group filing such consolidated, combined or similar Return under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), nor does Landmark or any of its Subsidiaries have any liability as a transferee or successor, by contract or otherwise for Taxes of any Person other than Landmark and its Subsidiaries. There are no Liens or security interests on any of the assets of Landmark or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay Taxes.

                (iii) Except as set forth in Section 3.1(l)(iii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, neither Landmark nor any Subsidiary is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Revenue Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. Landmark is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Revenue Code during the preceding five-year period. Neither Landmark nor any Subsidiary has participated in an international boycott as defined in Revenue Code Section 999. Neither Landmark nor any Subsidiary is a member of, a partner in, or otherwise owns an interest in a partnership, limited liability or other "pass through" entity. Neither Landmark nor any Subsidiary has agreed, nor is it required to make, any adjustment in computing taxable income for any taxable period ending after the effective date of the Landmark Balance Sheet under Revenue Code Section 481(a) by reason of a change in accounting method effected in any taxable period prior to the Effective Time. Except as set forth in Section 3.1(l)(iii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, neither Landmark nor any of its Subsidiaries owns any interest in any controlled foreign corporation (as defined in Section 957 of the Revenue Code), passive foreign investment company (as defined in Section 1296 of the Revenue Code) or other entity, the income of which is required to be included in the income of Landmark or any of its Subsidiaries. Neither Landmark nor any of its Subsidiaries has been a "distributing" or "controlled" corporation as defined in Section 355 of the Revenue Code in a transaction intended to qualify under Section 355 and
Section 368(a)(1)(D) of the Revenue Code within the three years immediately prior to the signing of this Agreement. Except as set forth in Section 3.1(l)(iii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, neither Landmark nor any Subsidiary has granted a power of attorney with respect to any matter relating to Taxes in the last three years, nor has such a power outstanding, except with respect to matters for which both (i) the identity of the attorney or representative appointed, and a description of the Tax matter covered, by the power of attorney is set forth in Section 3.1(l)(iii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, and
(ii) a copy of the power of attorney is provided to ASG. Except as set forth in
Section 3.1(l)(iii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, neither Landmark nor any of its Subsidiaries has any income reportable for a period after the Effective Time but attributable to the sale of property or the provision of services (e.g., an installment sale) occurring in a period ending on or prior to the Effective Time, the effect of which is the deferred reporting, in a Return for the taxable period or portion thereof ending after the Effective Time, of income economically accruing in a period ending on or before the Effective Time from such transaction.

                (iv) Neither Landmark nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Revenue Code or agreed to have
Section 341(f)(2) of the Revenue Code apply to any disposition of a subsection
(f) asset (as defined in Section 341(f)(4) of the Revenue Code) owned by Landmark or any of its Subsidiaries. Neither Landmark nor any of its Subsidiaries has been, or is a successor corporation (as defined by Treasury Regulation Section 1.1362-5(b)) of a corporation that has been, an "S corporation" (as defined by Revenue Code Section 1361(a)(1)) or a "qualified subchapter S subsidiary" (as defined by Revenue Code
Section 1361(b)(3)(B)) within the five-year period immediately prior to the signing of this Agreement.

                (v) All material Tax elections for Landmark and its Subsidiaries are set forth in, or apparent from, the Returns to which such elections relate or the Returns in which such elections were first made. Except as set forth in Section 3.1(l)(v) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, Landmark and/or each of its Subsidiaries does not have a net operating loss, capital loss, or tax credits presently subject to limitation under Revenue Code Sections 382, 383, 384, or the Treasury Regulations thereunder, or the separate return year limitations applicable under various Treasury Regulations issued under Revenue Code Section 1502.

                (vi) As used in this Agreement, "Tax" or "Taxes" means all taxes, assessments, duties, levies, fees and other similar governmental charges (including taxes on or with respect to net or gross income, employment, value added, rent, excise, environmental, occupancy, licensing, sales, use, transfer, ad valorem, intangibles, gross receipts, personal property, real property, franchise, doing business, withholding, payroll, workers' compensation, Pension Benefit Guaranty Corporation premiums, stamp and capital) of the United States (federal, state or local) or other applicable jurisdiction (including any foreign jurisdiction), together with any interest thereon, penalties, additions to tax or additional amounts with respect thereto, and any interest in respect of any such penalties, additions or additional amounts. As used in this Agreement, "Returns" means all reports, estimates, declarations of estimated tax, information statements and returns required to be filed with a Governmental Entity in connection with, any Taxes, including information returns or reports with respect to withholding and other payments to third parties.

        (m) No Excess Parachute Payments. Except as set forth in Section 3.1(m) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Landmark or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Revenue Code). Except as set forth in
Section 3.1(m) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, there is no agreement, contract or arrangement to which Landmark or any of its Subsidiaries is a party that may result in the payment of any amount the deduction of which would be disallowed pursuant to Sections 280G or 162(m) of the Revenue Code (disregarding for this purpose all payments that, without the knowledge of Landmark, may be required to be made by ASG or its Affiliates or which are pursuant to agreements entered into after the Effective Time). Except as set forth in Section 3.1(m) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, all contributions made to or under a stock bonus, pension, profit-sharing, or annuity plan that are subject to Revenue Code Section 404(a) meet the requirements for deductibility under Revenue Code Section 404(a) and do not result in an excise tax under Revenue Code Section 4972.

        (n)     Compliance with Applicable Laws; Environmental Laws.

                (i) Landmark and each of its Subsidiaries has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which individually or in the aggregate would not have a Material Adverse Effect on Landmark. Landmark and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Landmark.

                (ii) Landmark and its Subsidiaries are, and have been, in compliance with all applicable Environmental Laws except for noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Landmark. The term "Environmental Laws" means any federal, state or local statute, code, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, writ, decree, directive, injunction or other authorization, including the requirement to register underground storage tanks, relating to:
(x) Releases or threatened Releases of Hazardous Material into the environment, including into ambient air, soil, sediments, land surface or subsurface, surface water, ground water, or land; or (y) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

                (iii) During the period of ownership or operation by Landmark and its Subsidiaries of any of their respective current or previously owned or leased properties, there have been no Releases of Hazardous Material by Landmark or its Subsidiaries, or, to Landmark's knowledge, any other party, in violation of Environmental Laws in, on, under or affecting such properties, and none of Landmark or its Subsidiaries have disposed of any Hazardous Material or any other substance in a manner that could reasonably be anticipated to lead to a Release in violation of Environmental Laws, except in each case for those which individually or in the aggregate would not have a Material Adverse Effect on Landmark. Prior to the period of ownership or operation by Landmark and its Subsidiaries of any of their respective currently or previously owned or leased properties, to the knowledge of Landmark, there were no Releases of Hazardous Material in, on, under or affecting any such property or any surrounding site. The term "Release" has the meaning set forth in 42 U.S.C. Sections
9601(22). The term "Hazardous Material" means (1) hazardous materials, pollutants, contaminants, constituents, medical or infectious wastes, hazardous wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Sections 9601 et seq., the Clean Water Act, 33 U.S.C. Sections 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., and the Clean Air Act, 42 U.S.C. Sections 7401 et seq., (2) petroleum, including crude oil and any fractions thereof, and (3) polychlorinated biphenyls (PCBs), or materials or fluids containing PCBs.

        (o) State Takeover Statutes; Rights Agreement. No Virginia takeover statute or similar statute or regulation applies so as to impede, delay or otherwise adversely affect, the Merger, this Agreement, or any of the transactions contemplated by this Agreement. Landmark is not a party to, nor affected by, any "rights agreement", "poison pill" or similar plan, agreement or arrangement (a "Rights Arrangement") affecting the capitalization of, or issuance of capital stock by, Landmark, which would be triggered by the Merger, this Agreement or any other transaction contemplated hereby. In particular, the restrictions on business combinations applicable to "affiliated transactions" contained in Sections 13.1-725 et seq. of the VSCA and the restrictions on "control share acquisitions" contained in Sections 13.1-728.1 et seq. of the VSCA will not apply to the Merger and the other transactions contemplated hereby.

        (p) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Updata Capital, Inc. ("Updata Capital") the fees and expenses of which will be paid by Landmark or the Surviving Corporation (and a copy of whose engagement letter has been provided to ASG), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, nor to any fee that is contingent on the closing of the transactions contemplated hereby or that is based on a percentage of the transaction value, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Landmark. Assuming consummation of the Merger, no such engagement letter obligates Landmark to continue to use their services or pay fees or expenses in connection with any future transaction.

        (q) Opinion of Financial Advisor. The Special Committee has received the opinion of Updata Capital, dated December 6, 2001, to the effect that, as of such date, the consideration to be received in the Merger by Landmark's shareholders is fair to Landmark's shareholders (other than ASG and ASG Sub) from a financial point of view, and a signed copy of such opinion has been delivered to ASG.

        (r)     Contracts, Debt Instruments.

                (i) Set forth in Section 3.1(r) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter are (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of Landmark or any of its Subsidiaries in an aggregate principal amount in excess of $75,000 is outstanding or may be incurred and (y) the respective principal amounts currently outstanding thereunder. For purposes of this Agreement,

"indebtedness" means, with respect to any Person, without duplication, (A) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations to pay of such Person upon which interest charges are customarily paid, (D) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (E) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (F) all capitalized lease obligations of such Person,
(G) all obligations of others secured by any lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business) and (J) all guarantees and arrangements having the economic effect of a guarantee of such Person of any indebtedness of any other Person.

                (ii) Neither Landmark nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under): (x) its certificate of incorporation or bylaws, or (y) any order, writ, injunction, decree, statute, rule or regulation applicable to Landmark or any of its Subsidiaries, except for violations or defaults that individually or in the aggregate would not have a Material Adverse Effect on Landmark.

                (iii) Except as set forth in Section 3.1(r)(iii) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, neither Landmark nor any of its Subsidiaries is a party to or is bound by: (x) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between Landmark or any of its Subsidiaries and any of their respective officers or directors; (y) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any Person; or (z) any material joint marketing or development agreement.

        (s)     Certain Agreements. Except as set forth in Section 3.1(s) or
Section 3.1(j) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, or as contemplated by this Agreement, Landmark and its Subsidiaries are not parties to or subject to any agreement which falls within any of the following classifications:

                (i) any employment, deferred compensation, bonus or contract of a similar nature requiring payments other than salary in excess of $10,000 by Landmark or any Subsidiary;

                (ii) any contract or agreement that materially restricts or materially impairs Landmark or any of its Subsidiaries or, to the knowledge of Landmark, Landmark employees from carrying on their respective businesses as now conducted or any part thereof or from competing in any line of business with any other Person or that grants any exclusive license or distribution rights;

                (iii) any collective bargaining agreement or other such contract or agreement with any labor organization;

                (iv) any lease of personal property requiring rental payments of $200,000 or more throughout its term and having a term of one year or more, whether as lessor or lessee;

                (v) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of Landmark or any Subsidiary in personal property;

                (vi) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, change in control, welfare or employee plan or material agreement providing benefits to any present or former employees, officers or directors of Landmark or any of its Subsidiaries;

                (vii) except as set forth in the Supplemental Disclosure Letter, any agreement to acquire equipment or commitment to make capital expenditures by Landmark or any Subsidiary of $50,000 or more;

                (viii) any agreement for the sale of any material properties or assets or for the grant of any preferential right to purchase any such material properties or assets or which requires the consent of any third party to the transfer and assignment of any such material properties or assets, other than in the ordinary course of business in connection with Landmark's sale of properties or assets;

                (ix) any agreement requiring Landmark to indemnify any current or former officer, director, employee or agent;

                (x) any agreement of any kind, including any distributorship, sales, marketing or representative agreement, which involves future payments or performance of services or delivery of items, requiring payments of $250,000 or more by Landmark or any Subsidiary;

                (xi) any agreement with a customer of Landmark providing for services to be performed for such customer for a fixed or capped fee or payment structure, including any maintenance fee caps or limits, other than in the ordinary course of business;

                (xii) any partnership, joint venture, strategic alliance or cooperation agreement (or any agreement similar to any of the foregoing), other than in the ordinary course of business;

                (xiii) any voting or other agreement governing how any Shares shall be voted, or

                (xiv) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any transactions contemplated by this Agreement.

Neither Landmark nor any Subsidiary is in default under any contract or agreement, nor, to the knowledge of Landmark, are any other parties to such agreements in default, and to Landmark's knowledge, no act or omission has occurred which, with notice or lapse of time or both, would constitute a default under any term or provision of any contract or agreement, except in each of the foregoing cases for such defaults which, individually or in the aggregate, would not have a Material Adverse Effect on Landmark. To Landmark's knowledge, each agreement disclosed pursuant to this Section is in full force and effect. True and complete copies of all such agreements have been provided or made available to ASG or its representatives.

        (t)     Title to Properties.

                (i) Section 3.1(t) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter lists all real property interests owned or leased by Landmark or its Subsidiaries. Landmark and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its material properties and assets, free and clear of all Liens except for defects in title, easements, restrictive covenants liens and similar encumbrances or impediments that individually or in the aggregate would not materially interfere with its ability to conduct its business as currently conducted.

                (ii) Landmark and each of its Subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Landmark and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

        (u) Labor Matters. Except as set forth in Section 3.1(u) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, (i) to Landmark's knowledge, Landmark and its Subsidiaries are operating and have operated their businesses in compliance in all material respects with all applicable laws relating to such businesses respecting employment and employment practices, terms and conditions of employment and wages and hours, including the Immigration Reform and Control Act ("IRCA"), the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), any such applicable laws respecting employment of foreign nationals, employment discrimination, equal opportunity, affirmative action, employee privacy, wrongful or unlawful termination, workers' compensation, occupational safety and health requirements, labor/management relations, veterans' rights, leave for military or related service, unemployment insurance, and the Family and Medical Leave Act or related matters, and Landmark and its Subsidiaries are not engaged in and have not engaged in any unlawful practice relating to such businesses under such applicable laws, or in any unfair labor practice relating to the business of Landmark or its Subsidiaries; (ii) no Governmental Entity has given Landmark or any of its Subsidiaries written notice regarding any pending charge, audit, claim, complaint, investigation or review by or before any Governmental Entity concerning or requesting in writing to explain any conflicts with or violations of any such laws relating to the business conducted by Landmark or such Subsidiary or in connection with the operation of the business, nor, to the knowledge of Landmark, is any such investigation threatened or pending, nor, to the knowledge of Landmark, has any such investigation occurred during the last two years; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Landmark, threatened against or affecting the business, and neither Landmark nor any Subsidiary has experienced any work stoppage or other material labor difficulty relating to the business in the last two years; (iv) to the knowledge of Landmark, no union representation question or union organizational activity exists respecting employees and, to Landmark's knowledge, no one has petitioned within the last two years, and no one is now petitioning, for union representation of any employees; (v) there exists no collective bargaining agreement or other contract or agreement relating to the business with any labor union or association representing any employee, and no collective bargaining agreement affecting employees is currently being negotiated; and (vi) to Landmark's knowledge, Landmark and its Subsidiaries are in material compliance with all obligations under all Landmark Employee Plans and all employment contracts and are not delinquent in payments to any employees for any wages, salaries, commissions, bonuses or other compensation for any services performed by them relating to the business or amounts required to be reimbursed to such employees. Except as set forth in
Section 3.1(u) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, there are no pending or, to the knowledge of Landmark, threatened proceedings, formally asserted claims (other than routine claims for benefits), actions or suits of any nature (x) under or alleging violation of IRCA, WARN or any law respecting employment of foreign nationals, employment discrimination, equal opportunity, affirmative action, employee privacy, wrongful or unlawful termination or demotion, sexual and other harassment, workers' compensation, occupational safety and health requirements, labor/management relations (including any grievances or arbitration proceeding arising out of or under any collective bargaining agreements) veterans' rights, leave for military or related service, unemployment insurance, or matters involving any employee; (y) relating to alleged unlawful employment practices or unfair labor practices involving any employee (or the equivalent thereof under any law); or (z) relating to alleged breaches of any of Landmark Employee Plans by Landmark, any Affiliate, any officer or employee of such entities, or by any Fiduciary. Except as set forth in Section 3.1(u) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, to the knowledge of Landmark, no facts or circumstances exist or have been alleged which could give rise to such actions, suits, arbitration, or claims, and Landmark shall promptly notify in writing of any pending or threatened actions, suits, arbitration, or claims arising between the date hereof and the Effective Time. To Landmark's knowledge, no employee of Landmark has in any material respect violated any employment contract, confidentiality agreement, patent disclosure agreement or noncompetition agreement between such employee and any former employer of such employee due to such employee being employed by Landmark or any of its Subsidiaries or disclosing to Landmark or any of its Subsidiaries trade secrets or proprietary information of any such employer. Except as set forth in Section 3.1(u) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, to Landmark's knowledge, no employee of Landmark or any of its Subsidiaries has given notice to Landmark or any of its Subsidiaries that any employee intends to terminate his or her employment with Landmark or any of its Subsidiaries, although many employees of Landmark and its Subsidiaries are employees at will and thus may terminate their employment with or without notice. Section 3.1(u) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter sets forth a true and complete list of all material manuals, brochures or publications or similar documents (in print or electronic form) of Landmark and each Subsidiary regarding office administration, personnel matters and hiring, evaluation, supervision, training, termination and promotion of employees of Landmark or any Subsidiary, including but not limited to any affirmative action plan and procurement policy, if any.

        (v) Government Contracts. All representations, certifications and disclosures made by Landmark or any Subsidiary to any Government Contract Party have been in all material respects current, complete and accurate at the times they were made. Except as set forth in Section 3.1(v) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, there have been no acts, omissions or noncompliance with regard to any applicable public contracting statute, regulation or contract requirement (whether express or incorporated by reference) relating to any contracts of Landmark or any Subsidiary with any Government Contract Party in either case that have led to or is reasonably likely to lead to, either before or after the Closing Date, (a) any material claim or dispute involving Landmark or any Subsidiary and/or ASG or ASG Sub as successor in interest to Landmark and any Government Contract Party or (b) any suspension, debarment or contract termination, or proceeding related thereto. There has been no act or omission that relates to the marketing, licensing or selling to any Government Contract Party of any of Landmark technical data, computer software, products and services and that has led to or is reasonably likely to lead to, either before or after the Closing Date, any Lien on any of Landmark's or its Subsidiaries' rights in and to its technical data, computer software, products and services. There is currently no dispute between Landmark or any of its Subsidiaries and any Government Contract Party. For purposes of this Section, the term "Government Contract Party" means any independent or executive agency, division, subdivision, audit group or procuring office of the federal, state, county, local or municipal government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government and including any employees or agents thereof, in each case acting in such capacity.

        (w)     Warranties, Guarantees and Indemnities. Except as disclosed in
Section 3.1(w) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, neither Landmark nor any of its Subsidiaries has provided to its customers rights to obtain refunds or made any other warranties, guarantees or indemnities with respect to the products or services it provides to such customers except where Landmark's liability is limited to (i) amounts paid to Landmark pursuant to the contract in which such right, warranty, guaranty or indemnity appears and lost profits and consequential damages are expressly excluded, and/or (ii) Landmark's obligation to use reasonable efforts to remedy a deficiency under such contract without further charge to the customer.

        (x) Customer Relationships. To Landmark's knowledge, each of Landmark and its Subsidiaries has good commercial working relationships with its customers and suppliers. None of Landmark's top fifty customers (based on Landmark's consolidated revenues for the four fiscal quarters ended September 30, 2001 (each, a "Material Customer")) has, from October 1, 2001 cancelled or otherwise terminated its relationship with Landmark or any Subsidiary thereof, decreased or limited materially the amount of product or services ordered from Landmark or any Subsidiary thereof, or threatened to take any such action other than in the ordinary course upon completion of customer projects or in connection with the discontinuation by Landmark or any Subsidiary of Landmark of products previously offered by Landmark or such Subsidiary.

        (y) Product and Service Quality. Except as set forth in Section 3.1(y) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, all products manufactured, sold, licensed, leased or delivered by Landmark and its Subsidiaries and all services provided by Landmark and its Subsidiaries, to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and quality standards and none of Landmark or its Subsidiaries has any material liability (and to Landmark's knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Landmark or its Subsidiaries giving rise to any material liability) for replacement or repair thereof or other damages in connection therewith. To the knowledge of Landmark, neither Landmark nor its Subsidiaries has received a complaint from a Material Customer regarding Landmark's or its Subsidiaries' services pursuant to which such Material Customer is withholding payment of any material amounts payable to Landmark or such Subsidiary, or which is the subject of an ongoing dispute or correspondence between Landmark and such customer.

        (z) Related Party Transactions. Except as set forth in Section 3.1(z) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, no director or officer of Landmark or any of its Subsidiaries, and no member of their immediate families has any direct or indirect interest in (i) any material equipment or other property, real or personal, tangible or intangible, including without limitation, any item of intellectual property, used in connection with or pertaining to Landmark or any of its Subsidiaries, or (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of Landmark or any of its Subsidiaries; provided, however, that no such director or officer or other Person shall be deemed to have such an interest solely by virtue of the ownership by such Person, such Person's immediate family or their respective Affiliates of less than two percent (2%) of the outstanding voting stock or debt securities of which are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System.

        (aa) Insurance. Section 3.1(aa) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter sets forth a true and complete list of all insurance policies carried by, or covering Landmark and its Subsidiaries with respect to their businesses, assets and properties, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy, the amount of coverage and the deductible. True and complete copies of each such policy have previously been provided to ASG. All such policies are in full force and effect, and no notice of cancellation has been received by Landmark with respect to any such policy. All premiums due on such policies have been paid in a timely manner, and Landmark and its Subsidiaries have complied in all material respects with the terms and provisions of such policies.

        (bb) Disclosure. To Landmark's knowledge, no representation or warranty by Landmark in this Agreement or in any Transaction Agreement executed as of the date hereof, or to be executed at the Share Purchase Closing, contains any untrue statement of material fact, or omits at the time of execution to state a material fact necessary to make the statements contained herein or therein not misleading.

3.2 Representations and Warranties of ASG and ASG Sub. Except as set forth in the disclosure letter delivered by ASG to Landmark concurrently with the execution of this Agreement (the "ASG Disclosure Letter"), ASG and ASG Sub represent and warrant to Landmark as follows:

        (a) Organization, Standing and Corporate Power. ASG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. ASG Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the requisite corporate power and authority to carry on its business as now being conducted. Each of ASG and ASG Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a Material Adverse Effect on ASG. ASG has made available to Landmark complete and correct copies of its certificate of incorporation and bylaws, the articles of incorporation and bylaws of ASG Sub, in each case, as amended to the date of this Agreement.

        (b) Authority. ASG and ASG Sub have all requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements. Subject to receipt of the approvals, consents and clearances relating to the filings described in Section 3.2(d), ASG and ASG Sub have the authority to consummate the transactions contemplated by this Agreement and the other Transaction Agreements. The execution and delivery by ASG and ASG Sub of this Agreement and the other Transaction Agreements and the consummation by ASG and ASG Sub of the transactions contemplated by this Agreement and the other Transaction Agreements have been duly authorized by all necessary corporate action on the part of ASG and ASG Sub. This Agreement and the other Transaction Agreements have been duly executed and delivered by ASG and ASG Sub and constitute a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms (except as enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers).

        (c) Noncontravention. The execution and delivery of this Agreement and the other Transaction Agreements do not, and the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements and compliance with the provisions of this Agreement and the other Transaction Agreements will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of ASG or ASG Sub under (i) the certificate of incorporation or bylaws of ASG or the articles of incorporation or bylaws of ASG Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to ASG or ASG Sub or their respective properties or assets or (iii) assuming receipt of the approvals, consents and clearances relating to the filings described in Section 3.2(d), and the giving and making of all notices, reports and other filings described in Section 3.2(d)(ii), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ASG, ASG Sub or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on ASG, (y) materially impair the ability of ASG or ASG Sub to perform their obligations under this Agreement or the other Transaction Agreements or (z) prevent the consummation of any of the transactions contemplated by this Agreement or the other Transaction Agreements.

        (d) Required Filings and Consents. No waiver, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to ASG or ASG Sub in connection with the execution and delivery of this Agreement or the consummation by ASG or ASG Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of a pre-merger notification and report form by ASG under the HSR Act and any similar filings and approvals required from foreign jurisdictions, (ii) filings as may be required by any applicable "blue sky" laws, (iii) the filing of the Articles of Merger and other appropriate merger documents required by the VSCA and the issuance by the Virginia State Corporation Commission of the Certificate of Merger pursuant to the VSCA and appropriate documents with the relevant authorities of other states in which Landmark is qualified to do business and (iv) such other waivers, consents, approvals, orders, authorizations, registrations, declarations and filings as would not individually or in the aggregate (A) have a Material Adverse Effect on ASG (B) materially impair the ability of ASG and ASG Sub to perform their respective obligations under this Agreement or (C) prevent ASG and ASG Sub from consummating, or materially impair the ability of ASG and ASG Sub to consummate, any of the transactions contemplated by this Agreement.

        (e) Information Supplied. None of the information supplied or to be supplied by ASG or ASG Sub specifically for inclusion or incorporation by reference in the Proxy Statement or, if applicable, the Schedule 13e-3, will, at the time the Proxy Statement or the Schedule 13e-3, if applicable, is first mailed to Landmark's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        (f) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than William Blair & Company, the fees and expenses of which will be paid by ASG, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, nor to any fee that is contingent on the closing of the transactions contemplated hereby or that is based on a percentage of the transaction value, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ASG or ASG Sub.

        (g) Litigation. There is no suit, action or proceeding pending or, to the knowledge of ASG, threatened against ASG or any of its Subsidiaries, nor, to the knowledge of ASG, is there any reasonable basis therefor, that individually or in the aggregate could reasonably be expected to (i) have a Material Adverse Effect on ASG, (ii) challenge or seek to enjoin or seek damages with respect to ASG's or ASG Sub's entering into and performing this Agreement or that impair the ability of ASG or ASG Sub to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator pending, or to the knowledge of ASG, threatened against ASG or any of its Subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clauses (i), (ii) or (iii) above.

        (h)     Financing. Assuming fulfillment of the condition described in
Section 6.2(d), ASG or ASG Sub has or, on or prior to the Closing Date, will have, sufficient cash to pay the Merger Consideration.

                                   ARTICLE IV
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1     Conduct of Business.

        (a) Conduct of Business by Landmark. From the date of this Agreement until the Effective Time and except as contemplated by this Agreement or otherwise agreed in writing between Landmark and ASG, Landmark will, and will cause its Subsidiaries to, carry on its and their respective businesses in the ordinary course consistent with past practice and use all reasonable efforts (i) to preserve intact their current business organizations, (ii) to keep available the services of their current employees, (iii) to preserve their relationships with distributors, licensors, contractors, customers, suppliers, lenders and others having material business dealings with Landmark or its Subsidiaries and
(iv) to comply in all material respects with all applicable laws and regulations. Without limiting the generality of the foregoing, except as may be expressly permitted by other provisions of this Agreement, as set forth in
Section 4.1 of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, or as may be agreed to in writing by ASG, Landmark will not, and will not permit any of its Subsidiaries to:

                (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned Subsidiary of Landmark to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of Landmark or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) the issuance of Shares upon the exercise of Options (as defined in Section 5.4) outstanding on the date of this Agreement and in accordance with their present terms and (B) as contemplated by the Option tender); provided that, without the prior written consent of ASG, in no event (other than such exercise of Options) will Landmark issue any shares of its capital stock prior to the Effective Time;

                (iii) amend its articles of incorporation, bylaws or other comparable charter or organizational documents;

                (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or (y) any assets that individually or in the aggregate are material to Landmark and its Subsidiaries taken as a whole, except in the ordinary course of business consistent with past practice;

                (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including Intellectual Property), except for sales, leases, licenses, or encumbrances of its properties or assets in the ordinary course of business consistent with past practice;

                (vi) (x) incur any indebtedness for borrowed money or draw down on any credit facility or arrangement or guarantee any indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Landmark or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or
(y) make any loans or advances to, or investments in, any other Person, other than any Subsidiary of Landmark;

                (vii) make or agree to make any new capital expenditure or expenditures which individually is in excess of $50,000 or which in the aggregate are in excess of $150,000;

                (viii) make any material Tax election or change any method of accounting with respect to Taxes, settle or compromise any asserted claim for federal, state, local or foreign tax liability or refund (provided that ASG's consent to any such settlement or compromise may not be unreasonably withheld), or file any amended Returns;

                (ix) discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business;

                (x) waive, release or assign any rights or claims under any customer contract or agreement binding on Landmark or any Subsidiary; or enter into, modify, amend or terminate any contract or agreement binding on Landmark or any Subsidiary; or enter into any contract or agreement binding on Landmark or any Subsidiary which would be required to be disclosed in Section 3.1(s) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, except as expressly contemplated hereby or in the ordinary course of business consistent with past practice;

                (xi) adopt or amend in any material respect any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Options, or authorize cash payments in exchange for any Options, or otherwise alter or commit to any compensation, benefit or severance arrangement for or with any officer or employee of Landmark or enter into any related or interested party transaction;

                (xii) grant or provide any severance or termination pay to any officer or employee except payments pursuant to written plans or agreements outstanding on the date hereof and described in the Landmark Disclosure Letter or the Supplemental Disclosure Letter;

                (xiii) except as contemplated by this Agreement, pursue any merger, consolidation, restructuring, recapitalization of Landmark or its Subsidiaries, or otherwise take any actions (including seeking or soliciting corporate approvals) directed towards seeking to liquidate or dissolve Landmark or to take advantage of bankruptcy or other creditor protection laws or that would or are reasonably likely to render Landmark insolvent or to cause Landmark to become involved in bankruptcy proceedings, including soliciting creditor arrangements or moratoria (subject in each case to Landmark's right to take action consistent with Sections 4.2 and 5.1);

                (xiv) initiate any litigation or other proceeding or settle or compromise any pending suit, action, audit or claim relating to Landmark or its Subsidiaries;

                (xv) take any action that would cause or constitute a material breach of any representation or warranty made by Landmark in this Agreement;

                (xvi) enter into any Rights Arrangement, or take or permit any other action which could have the effect of causing the representation made in
Section 3.1(o) to be untrue in any respect; or

                (xvii) authorize any of, or commit or agree to take any of, the foregoing actions.

        (b) Other Actions. Landmark and ASG will not, and will not permit any of their respective Subsidiaries to, knowingly and willfully take any deliberate action that would cause (i) any of the representations and warranties of such party set forth in this Agreement to become untrue in any material respect as of the date when made or (ii) any of the conditions to the Merger set forth in this Agreement to not be satisfied (subject in each case to Landmark's right to take action consistent with Sections 4.2 and 5.1).

4.2 No Solicitation. From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, neither Landmark nor any Subsidiary, officer, director, or employee of, or any financial advisor, attorney, accountant, agent or other advisor or representative retained by, Landmark, will directly or indirectly solicit, discuss, or engage in negotiations with, or provide any information to any Person, other than ASG, ASG Sub and their respective representatives, concerning any possible Takeover Proposal. Landmark will promptly notify ASG if any such inquiries or proposals are received by, or any such information is required from, or any such negotiations or discussions are sought to be initiated or continued with Landmark. Notwithstanding the foregoing, nothing contained in this

Agreement will prevent Landmark's Board of Directors from furnishing information to or entering into discussions or negotiations with any unsolicited Person or taking any other action that may be required of it in order to exercise its fiduciary duties, as a Board of Directors, under applicable laws. Nothing contained in this Agreement shall be deemed to prevent Landmark from complying with Rules 14a-2, 14d-9 or 14e-2 under the Exchange Act or from making such other disclosures as may be required by applicable laws or to change the recommendation of Landmark's Board of Directors to the extent permitted by
Section 5.1. For purposes of this Agreement, "Takeover Proposal" means any offer or proposal relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (a) any acquisition or purchase from Landmark by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of Landmark or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the total outstanding voting securities of Landmark or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving Landmark pursuant to which the shareholders of Landmark immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction; (b) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of Landmark; or (c) any liquidation or dissolution of Landmark.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

5.1     Shareholder Approval; Preparation of Proxy Statement.

        (a) Landmark will, as soon as practicable following the clearance or effectiveness of the Proxy Statement by the SEC, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of obtaining Landmark Shareholder Approval. Subject to applicable law and the provisions of Section 5.1(c): (i) Landmark will, through its Board of Directors, recommend to its shareholders that Landmark Shareholder Approval be given; (ii) the Proxy Statement will include a statement to the effect that Landmark's Board of Directors recommends that Landmark Shareholder Approval be given at the Shareholders Meeting; and (iii) neither Landmark's Board of Directors nor any committee thereof will withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to ASG, the recommendation of Landmark's Board of Directors that Landmark Shareholder Approval be given at the Shareholders Meeting; provided, however, that the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a withdrawal, amendment or modification, or a proposal to so resolve, in a manner adverse to ASG) of factual information regarding the business, financial condition or operations of any party hereto or the fact that a Takeover Proposal has been made, the identity of the Person making such proposal or the material terms of such proposal; and provided, further, that Landmark's Board of Directors may change its recommendation to the extent permitted by Section 5.1(c). Without limiting the generality of the foregoing, Landmark agrees that its obligations pursuant to the first sentence of this Section 5.1(a) will not be affected by
(i) the commencement, public proposal, public disclosure or communication to Landmark of any Takeover Proposal (including a superior proposal) or (ii) the withdrawal or modification by Landmark's Board of Directors of its approval or recommendation of this Agreement or Landmark Shareholder Approval.

        (b) Landmark will, as soon as practicable following the execution of this Agreement, prepare and file a preliminary Proxy Statement with the SEC and, if applicable, the Schedule 13e-3, and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to Landmark's shareholders as promptly as practicable after clearance or effectiveness of the Proxy Statement and the Schedule 13e-3 by the SEC or its staff and the satisfaction of all other conditions required by applicable law prior to such mailing. Landmark will notify ASG promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or, if applicable, the
Schedule 13e-3 or for additional information and will supply ASG with copies of all correspondence between Landmark or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Schedule 13e-3 or the Merger. If at any time after clearance or effectiveness of the Proxy Statement by the SEC or its staff and prior to the Shareholders Meeting there will occur any event that Landmark determines, on advice of its outside counsel, should be set forth in an amendment or supplement to the Proxy Statement, Landmark will promptly prepare and mail to its shareholders such an amendment or supplement.

        (c) Nothing in this Agreement will prevent Landmark's Board of Directors from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger or Landmark Shareholder Approval if (i)(A) a superior proposal is made to Landmark and is not withdrawn, (B) Landmark provides written notice to ASG (a "Notice of Superior Proposal") advising ASG that Landmark has received a superior proposal, specifying all of the material terms and conditions of such superior proposal and identifying the Person making such superior proposal, (C) ASG will not have, within three business days of ASG's receipt of the Notice of Superior Proposal, made an offer that Landmark's Board by a majority vote determines in its good faith judgment, after consultation with its financial adviser, to be at least as favorable to Landmark's shareholders as such superior proposal (it being agreed that Landmark's Board of Directors will convene a meeting to consider any such offer by ASG promptly following the receipt thereof), (D) Landmark's Board of Directors concludes in good faith, after consultation with outside counsel, that, in light of such superior proposal, the withholding, withdrawal, amendment or modification of such recommendation is required in order for Landmark's Board of Directors to comply with its fiduciary obligations to Landmark's shareholders under applicable law and (E) Landmark will not have violated any of the restrictions set forth in Section 4.2 or this Section 5.1; or (ii) otherwise required by applicable law. Landmark will provide ASG with at least three business days prior notice (or such lesser prior notice as provided to the members of Landmark's Board of Directors but in no event less than twenty-four hours) of any meeting of Landmark's Board of Directors at which Landmark's Board of Directors is reasonably expected to consider any Takeover Proposal to determine whether such Takeover Proposal is a superior proposal. For purposes of this Agreement, "superior proposal" will mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, sale of assets or similar transaction involving Landmark pursuant to which the Shares outstanding immediately preceding such transaction will represent less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving Landmark), directly or indirectly, of ownership of 100% of the then-outstanding shares of capital stock of Landmark, on terms and conditions that Landmark's Board of Directors determines, in its reasonable judgment, after consultation with its financial adviser, to be more favorable to Landmark shareholders than the terms of the Merger; provided, however, that any such offer will not be deemed to be a "superior proposal" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of Landmark's Board of Directors (after consultation with its financial adviser) to be obtained by such third party on a timely basis.

5.2 Access to Information; Confidentiality. Landmark will, and will cause each of its Subsidiaries to, afford to ASG, and to ASG's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, Landmark will, and will cause each of its Subsidiaries to, furnish or make available promptly to ASG (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as ASG may reasonably request. Any disclosure that may be required by law, regulation or rule will be coordinated by and between the parties and their advisors prior to such disclosure. Except as required by law, ASG will hold, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives, agents and affiliates to hold, in confidence any confidential information in accordance with the terms of the Confidentiality Agreement dated November 13, 2001 between ASG and Landmark (the "Confidentiality Agreement").

5.3     Reasonable Efforts; Notification.

        (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to use its reasonable efforts to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or non actions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings (including filings with Governmental Entities, if any) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties, including but not limited to those set forth in Section 3.1(d) of the Landmark Disclosure Letter or the Supplemental Disclosure Letter, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, or any other transaction contemplated by this Agreement, Landmark and its Board of Directors will take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

        (b) Landmark will give prompt notice to ASG, and ASG will give prompt notice to Landmark, of: (i) the breach of any material representation or warranty made by it contained in this Agreement, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification will affect the representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement and (iii) any pending or threatened suit, action or proceeding contemplated by Section 6.1(c) of this Agreement or the recommendation by the staff of the Federal Trade Commission or the staff of the Antitrust Division of the Justice Department of the commencement of any suit, action or proceeding contemplated by Section 6.1(c) of this Agreement.

5.4     Stock Plans.

        (a) Options Outstanding. Landmark currently maintains the Landmark Option Plans, which provide for the granting of options to purchase and awards of Shares, and the ESPP, which permits employees to purchase Shares. On and after the date of this Agreement, Landmark shall take all actions necessary to amend each Landmark Option Plan and the ESPP to provide that no further options, awards or rights to receive equity shall be granted or offered under any Landmark Option Plan or the ESPP after the date hereof. Landmark agrees to take all actions necessary to cause the ESPP to terminate as promptly as practicable after the date of this Agreement, and all participant contributions and deferral amounts credited on behalf of the participants under the ESPP Plan at the time of such termination shall be paid to the participants, respectively, in cash by Landmark at such time without interest.

        (b) Conversion of Options. On or before the Closing Date, Landmark will cause each then outstanding and unexercised option to purchase Shares granted under any of the Landmark Option Plans (the "Options") whether or not then exercisable or vested, to be cancelled and/or converted into an obligation of Landmark to pay, and a right of the holder thereof to receive in full satisfaction of such Option, cash in an amount in respect thereof equal to the product of (i) the excess, if any, of the per share Merger Consideration over the exercise price thereof and (ii) the number of Shares subject to such Option.

5.5     Post Merger Employment Benefits.

        (a) Employees of Landmark who become employed by ASG or any Subsidiary thereof after the Effective Time will become eligible to participate in the same standard employee benefit plans as are generally available to similarly situated employees of ASG, and such employees will receive credit for all service with Landmark for purposes of any "employee benefit plan" as such term is defined in Section 3(3) of ERISA. Notwithstanding the foregoing, neither ASG nor any Subsidiary thereof will be required to continue any such employee benefit plan after the Effective Time, and such employee benefit plans may be amended or terminated in accordance with applicable law. Upon the request of ASG, to the extent permitted by applicable law, any Landmark Employee Plans will be terminated immediately prior to the Effective Time.

        (b) As soon as practicable after the Effective Time, Landmark shall provide ASG with a list of all individuals who were participants or received benefits from any Landmark Employee Plan, together with a list of each such participant's credited service with respect to each plan (if applicable) and each participant's benefits in such Plan. Landmark shall, as soon as practicable after the Effective Time, provide ASG with such additional information in Landmark's possession as may be reasonably requested by ASG, and necessary for ASG to administer any Landmark Employee Plan that it has assumed.

5.6     Fees and Expenses.

        (a) Except as provided in this Section 5.6, all fees and expenses incurred in connection with the Merger, this Agreement, the other Transaction Agreements and the transactions contemplated by this Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. All fees and expenses incurred by Landmark in connection with this Agreement, the other Transaction Agreements and the transactions contemplated by this Agreement, including legal, printing, investment banking and accounting fees and expenses, shall be paid by ASG or the Surviving Corporation.

        (b) If this Agreement is terminated pursuant to Sections 7.1(e) or 7.1(f), Landmark agrees to promptly assume and pay, or reimburse ASG for, all reasonable legal, accounting and investment banking fees payable and other expenses incurred by ASG in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $200,000.

        (c) If this Agreement is terminated pursuant to Sections 7.1(d) or 7.1(g) hereof, ASG agrees to promptly assume and pay, or reimburse Landmark for, all reasonable legal, accounting and investment banking fees payable and other expenses incurred by Landmark in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $200,000.

        (d) If this Agreement is terminated pursuant to Section 7.1(c), Landmark agrees to assume and pay, or reimburse ASG for, all reasonable legal, accounting and investment banking fees payable and other expenses incurred by ASG in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $3,000,000, within thirty (30) days after ASG submits to Landmark invoices or receipts reflecting such fees and expenses.

5.7 Public Announcements. ASG and ASG Sub, on the one hand, and Landmark, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with the NASDAQ National Market. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form heretofore agreed to by the parties, and the parties agree to cooperate to file such press release with the SEC promptly upon issuance in accordance with applicable law.

5.8 Shareholder Litigation. Landmark will give ASG the opportunity to participate in the defense or settlement of any shareholder litigation against Landmark and its directors and officers relating to any of the transactions contemplated by this Agreement until the Effective Time or the prior termination of this Agreement in accordance with its terms. After the Effective Time, the Surviving Corporation shall have the opportunity to direct the defense of such litigation and, if the Surviving Corporation so chooses to direct such litigation, the Surviving Corporation shall provide the directors and officers with the opportunity to participate in such litigation; provided, however, that no settlement thereof will be agreed to without the Surviving Corporation's consent, which consent will not be unreasonably withheld, and provided further that no settlement requiring a payment by an officer, director or other representative will be agreed to without such Person's consent.

5.9     Indemnification; Directors and Officers Insurance.

                (a) ASG and ASG Sub agree that all rights to indemnification and advancement of expenses existing in favor of the present or former directors, officers, employees and consultants of Landmark or any of its Subsidiaries as provided in Landmark's articles of incorporation or bylaws, or the articles of organization, bylaws or similar documents of any of Landmark's Subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than the statute of limitations applicable to such matters, and ASG agrees to cause the Surviving Corporation to comply fully with its obligations hereunder and thereunder.

        (b) The articles of incorporation and bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who as of the date hereof were directors, officers, employees or consultants of Landmark or otherwise entitled to indemnification and advancement of expenses under the articles of incorporation and the bylaws (the "Indemnified Parties") and such articles of incorporation of the Surviving Corporation shall include provisions providing for advancement of expenses to such Indemnified Parties in accordance with Landmark's articles of incorporation and bylaws and as permitted by Article 10 of the VSCA. It is understood and agreed that Landmark shall, to the fullest extent permitted under Virginia law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, ASG will cause the Surviving Corporation, to the fullest extent permitted under Virginia law, to indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, including without limitation, liabilities arising out of the transactions contemplated by this Agreement, to the extent that it was based, in whole or in part, on the fact that such Indemnified Party is or was a director, officer or employee of Landmark and arising out of actions or omissions or alleged actions or omissions occurring prior to the Effective Time, and in the event of any such actual or threatened claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Landmark or the Surviving Corporation, as applicable, shall pay the reasonable fees and expenses of counsel selected by ASG, which counsel shall be reasonably satisfactory to the Indemnified Parties (which consent shall not be unreasonably withheld), promptly as statements therefor are received and (ii) Landmark and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that (x) neither Landmark nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under applicable law or the articles of incorporation or by-laws of Landmark or any Subsidiary of Landmark or any applicable agreement, as the case may be, shall be made by independent legal counsel selected by such Indemnified Party and reasonably acceptable to ASG; and (z) nothing in this Section 5.9 shall impair any rights of any Indemnified Party.

        (c) The Surviving Corporation will cause to be maintained in effect for a period of six years after the Effective Time, in respect of acts or omissions occurring prior to the Effective Time (but only in respect thereof), policies of directors' and officers' liability insurance covering the persons currently covered by Landmark's existing directors' and officers' liability insurance policies and providing substantially similar coverage to such existing policies ("D and O Insurance"); provided, however, that the Surviving Corporation will not be required in order to maintain such D and O Insurance to pay an annual premium in excess of $250,000; and provided further that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of $250,000, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to $250,000. Alternatively, upon mutual agreement between ASG and Landmark, Landmark may purchase on or prior to the Effective Time, "tail" D and O Insurance coverage insurance for the six-year period described in this Section 5.9(c), which "tail" coverage shall provide coverage in amounts and on terms consistent with the D and O Insurance coverage immediately prior to the purchase of such "tail" coverage.

(d) This Section 5.9 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, any Person entitled to be indemnified hereunder (whether or not parties to this Agreement).

5.10 Closing of Merger. ASG and ASG Sub agree that immediately following the closing of the purchase of the Principal Shares by ASG pursuant to the terms of the Principal Share Purchase and Voting Agreements, ASG and ASG Sub shall cause the Closing of the Merger to occur pursuant to the terms hereof.

5.11 Supplemental Disclosure Letter. No later than fifteen (15) days after the date of this Agreement, Landmark shall provide to ASG and ASG Sub the Supplemental Disclosure Letter which shall contain all of the information required by this Agreement and not previously provided in the Landmark Disclosure Letter pertaining solely to Landmark's Subsidiaries which are not organized in the U.S. (the "Non-U.S. Subsidiaries"). The Supplemental Disclosure Letter may include exceptions to the representations and warranties related to the Non-U.S. Subsidiaries even if the terms of the specific representation and warranty contained herein do not include a reference to the Supplemental Disclosure Letter. Such Supplemental Disclosure Letter shall be set forth in the form and manner of the Landmark Disclosure Letter previously delivered to ASG. ASG shall have a period of five (5) business days to review and have the opportunity to ask representatives of Landmark about the disclosures. At the end of the five (5) day period, ASG shall provide written notice of its desire to continue with the transaction or terminate this Agreement pursuant to Section 7.1(h). In the event that ASG continues to go forward with the transaction, the terms of this Agreement will continue in full force and effect and all terms, conditions or covenants shall continue in full force and effect. ASG and ASG Sub hereby acknowledge and agree that the failure of Landmark to provide disclosure in the Landmark Disclosure Letter regarding the Non-U.S. Subsidiaries shall not constitute a breach under the terms of this Agreement.

5.12 Closing. ASG, ASG Sub and Landmark shall use their best efforts to cause the Closing to occur no later than five (5) business days after all of the conditions precedent set forth in Article VI shall have been satisfied or waived by each of ASG, ASG Sub and Landmark.

5.13 Non-Competition Agreements. Upon the execution and delivery to ASG, ASG Sub and Landmark of Non-Competition Agreements in substantially the form attached hereto as Exhibit B by the Persons and in the amounts listed in
Schedule 5.13, ASG and ASG Sub shall execute and deliver such Non-Competition Agreements to such Persons immediately following the Effective Time.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

        (a) Landmark Shareholder Approval. Landmark Shareholder Approval will have been obtained.

        (b) Regulatory Approvals. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby will have been obtained. All regulatory approvals, consents, waivers, or administrative actions of Governmental Entities that are necessary or appropriate to the consummation of the transactions contemplated by this Agreement shall have been procured, and no approval, consent, waiver, or administrative action shall have included any condition or requirement that would result in a Material Adverse Effect on ASG or the Surviving Corporation.

        (c) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order or ruling issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition will be in effect which would make the Merger or the acquisition or holding by ASG or its affiliates of Shares or common stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger (each party agreeing to use all reasonable efforts to have such prohibition lifted).

6.2 Conditions to ASG and ASG Sub's Obligation to Effect the Merger. The obligations of ASG and ASG Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

        (a) The representations and warranties of Landmark contained herein that are qualified as to materiality shall be true and correct, and the representations and warranties of Landmark contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. ASG will have received a certificate with respect to the foregoing signed by a duly authorized officer of Landmark;

        (b) Landmark will have performed in all material respects each of its covenants and obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof, and ASG will have received a certificate with respect to the foregoing signed by a duly authorized officer of Landmark;

        (c) All third party consents, the failure of which to obtain would have a Material Adverse Effect on Landmark, will have been obtained;

        (d)     The Landmark Cash shall not be less than $25,500,000;

        (e) Each of the Principal Shareholders shall have executed and delivered to ASG, ASG Sub and Landmark Non-Competition Agreements substantially in the form of Exhibit C;

        (f) The representations and warranties of each Principal Shareholder contained in the Principal Share Purchase and Voting Agreements that are qualified as to materiality shall be true and correct, and the representations and warranties of each Principal Shareholder contained in the Principal Share Purchase and Voting Agreements that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date;

        (g) Each Principal Shareholder will have performed in all material respects each of such Person's covenants and obligations under the Principal Share Purchase and Voting Agreements required to be performed at or prior to the Effective Time pursuant to the terms thereof;

        (h) Each officer and director of Landmark and its Subsidiaries shall have resigned from such position, effective as of the Effective Time;

        (i) Landmark's maintenance revenues for Landmark's fiscal year ended December 31, 2001, as calculated in accordance with GAAP applied on a consistent basis with prior audited periods and Landmark's accounting policies, shall be at least $30,100,000; and

        (j) Each of the conditions precedent set forth in Section 5 of the Second Amendment and Waiver to Credit Agreement attached as Exhibit D shall have been satisfied or waived.

6.3 Conditions to Landmark's Obligation to Effect the Merger. The obligation of Landmark to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

        (a) The representations and warranties of ASG and ASG Sub contained herein that are qualified as to materiality shall be true and correct, and the representations and warranties of ASG and ASG Sub contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date; and provided further, however, that the representation and warranty of ASG and ASG Sub contained in Section 3.2(h) shall be true and correct on the date of this Agreement and as of the Closing Date. Landmark will have received a certificate with respect to the foregoing signed by duly authorized officers of ASG and ASG Sub.

        (b) Each of ASG and ASG Sub will have performed in all material respects each of its covenants and obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof and Landmark will have received a certificate with respect to the foregoing signed by duly authorized officers of ASG and ASG Sub.

        (c) All third party consents, the failure of which to obtain would have a Material Adverse Effect on ASG, will have been obtained.

        (d) Each of ASG and ASG Sub will have performed in all material respects each of its covenants and obligations under the Principal Share Purchase and Voting Agreements required to be performed at or prior to the Effective Time pursuant to the terms thereof.

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of Landmark:

        (a) by mutual written consent duly authorized by the Boards of Directors of ASG and Landmark;

        (b)     by either ASG or Landmark,

                (i) if the Merger has not been consummated on or prior to April 30, 2002; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

                (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action becomes final and nonappealable; or

                (iii) if Landmark Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the Shareholders Meeting duly convened therefor and at any adjournment thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) will not be available to Landmark where the failure to obtain Landmark Shareholder Approval was caused by (x) the action or failure to act of Landmark or (y) a breach of the Principal Share Purchase and Voting Agreements by any party thereto other than ASG or ASG Sub;

        (c) by ASG, if (i) as of the date of this Agreement, any of the representations and warranties of Landmark set forth in this Agreement fail to be true and correct in any material respect, (ii) at any time after the date of this Agreement and prior to the Effective Time, any of the representations and warranties of Landmark set forth in this Agreement cease to be true and correct in any material respect, or (iii) Landmark breaches or fails to perform in any material respect any obligation or to comply in any material respect with any material agreement or covenant of Landmark to be performed or complied with by it; provided that if any such breach or failure in the case of clauses (i), (ii) or (iii) (other than a breach of Sections 4.2 or 5.1) is curable by Landmark through the exercise of its reasonable efforts, then ASG may not terminate this Agreement under this subsection (c) until ten (10) business days after written notice thereof has been given to Landmark by ASG and unless at such time the matter has not been cured;

        (d) by Landmark, if (i) as of the date of this Agreement, any of the representations and warranties of ASG or ASG Sub set forth in this Agreement (other than the representations and warranties set forth in Section 3.2(h)) and the other Transaction Agreements fail to be true and correct in any material respect or the representations and warranties set forth in Section 3.2(h) fail to be true and correct; (ii) at any time after the date of this Agreement and prior to the Effective Time, any of the representations and warranties of ASG or ASG Sub set forth in this Agreement (other than the representations and warranties set forth in Section 3.2(h)) and the other Transaction Agreements cease to be true and correct in any material respect or the representations and warranties set forth in Section 3.2(h) cease to be true and correct; or (iii) ASG or ASG Sub breaches or fails to perform in any material respect any obligation or to comply in any material respect with any material agreement or covenant of ASG or ASG Sub to be performed or complied with by either of them; provided that if any such breach or failure in the case of clauses (i), (ii) or (iii) is curable by ASG or ASG Sub through the exercise of their reasonable efforts, then Landmark may not terminate this Agreement under this subsection (d) until ten
(10) business days after written notice thereof has been given to ASG and ASG Sub by Landmark and unless at such time the matter has not been cured.

        (e) by ASG or Landmark, if the Board of Directors of Landmark will have withheld, withdrawn, modified or amended its recommendation in favor of this Agreement, the Merger or Landmark Shareholder Approval as permitted pursuant to Section 5.1(c) and will have authorized Landmark to enter into an agreement with a third party with respect to a superior proposal;

        (f)     by ASG, if the Landmark Cash shall be less than $25,500,000;

        (g) by Landmark, if the condition described in Section 6.2(d) has been fulfilled and ASG is unable to pay the Merger Consideration at Closing.

        (h) by ASG, within five (5) days after the delivery of the Supplemental Disclosure Letter, if any information contained in the Supplemental Disclosure Letter would reasonably cause ASG to materially lower its valuation of Landmark.

7.2     Effect of Termination.

        (a) If this Agreement is terminated by either Landmark or ASG as provided in Section 7.1, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of any party or its directors, officers or shareholders, other than the provisions of the last sentence of Section 5.2, Section 5.6, this Section 7.2, and Article VIII; provided, however, that, except as provided in Sections 7.2(b) through 7.2(f), nothing in this Section 7.2 shall relieve any party to this Agreement of liability for any breach of this Agreement.

        (b)     If this Agreement is terminated by ASG or Landmark pursuant to
Section 7.1(e), Landmark will pay or cause to be paid to ASG, as liquidated damages, a fee equal to Three Million Dollars ($3,000,000) in immediately available funds within two business days of such termination.

        (c) If this Agreement is terminated by ASG pursuant to Section 7.1(f) or by ASG or Landmark pursuant to Sections 7.1(b)(i) or 7.1(b)(iii), and, prior to such termination under any of such Sections listed in this Section 7.2(c), a third party has publicly announced a Takeover Proposal, the consummation of which would constitute an Acquisition Event, and within 12 months following the termination of this Agreement, an Acquisition Event with such third party or its Affiliate is consummated or Landmark enters into a definitive agreement with such third party or its Affiliates providing for an Acquisition Event, Landmark will pay or cause to be paid to ASG, as liquidated damages, a fee equal to Three Million Dollars ($3,000,000) in immediately available funds within two (2) business days after the consummation of such Acquisition Event or the entry by Landmark into such definitive agreement.

        (d) If this Agreement is terminated by Landmark pursuant to Section 7.1(g), ASG will pay or cause to be paid to Landmark, as liquidated damages, a fee equal to Three Million Dollars ($3,000,000) in immediately available funds within two (2) business days of such termination.

        (e) Landmark, ASG and ASG Sub acknowledge that the liquidated damages provisions are necessary to compensate ASG, ASG Sub or Landmark, as the case may be, for the expenses incurred in pursuing this transaction, including due diligence costs, lost opportunities and professional expenses.

        (f) No termination of this Agreement will affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations will survive in accordance with their terms. For the purposes of this Agreement, "Acquisition Event" means any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Landmark pursuant to which the shareholders of Landmark immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Landmark of assets representing in excess of 50% of the aggregate fair market value of Landmark's business immediately prior to such sale or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by Landmark), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Landmark.

        7.3 Amendment. This Agreement may be amended by the parties at any time before or after obtaining Landmark Shareholder Approval; provided, however, that after the Landmark Shareholder Approval, there will not be made any amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        7.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights.

        7.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 will, in order to be effective, require in the case of ASG, ASG Sub or Landmark, action by its Board of Directors or the duly authorized designee of its Board of Directors.


                                  ARTICLE VIII
                               GENERAL PROVISIONS

        8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement exclusive of Exhibits will survive the Effective Time. This Section 8.1 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

                (a)     if to ASG or ASG Sub, to:

                        Arthur L. Allen
                        President and Chief Executive Officer
                        Allen Systems Group, Inc.
                        1333 3rd Avenue South
                        Naples, Florida  34102
                        Fax: 941-435-3633

                        with copies to:

                        General Counsel
                        Allen Systems Group, Inc.
                        1333 3rd Avenue South
                        Naples, Florida  34102
                        Fax: 941-263-7443

        and

                        Robert E. McLaughlin, Esq.
                        Steptoe & Johnson LLP
                        1330 Connecticut Avenue, N.W.
                        Washington, D.C.  20036
                        Fax:  202-429-3000

                (b)     if to Landmark, to

                        Katherine K. Clark
                        President and Chief Executive Officer
                        Landmark Systems Corporation
                        12700 Sunrise Valley Drive
                        Reston, Virginia 20191-5804

                with a copy to:

                        Steven L. Meltzer, Esq.
                        Shaw Pittman LLP
                        1650 Tysons Blvd.
                        McLean, VA 22102
                        Fax: 703-770-7901

        and
                        Danielle Srour, Esq.
                        Shaw Pittman LLP
                        2300 N Street, N.W.
                        Washington, DC 20037
                        Fax: 202-663-8007

        8.3     Definitions. For purposes of this Agreement:

"Acquisition Event" is defined in Section 7.2(f) of this Agreement.

"Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

"Agreement" means this Agreement and Plan of Merger and all Annexes, Exhibits and Amendments hereto.

"Certificates" is defined in Section 2.2(c) of this Agreement.

"Closing Date" is defined in Section 1.3 of this Agreement.

"Confidentiality Agreement" is defined in Section 5.2 of this Agreement.

"Confidential Information" is defined in Section 3.1(h)(ix) of this Agreement.

"D and O Insurance" is defined in Section 5.9(c) of this Agreement.

"Effective Time" is defined in Section 1.4 of this Agreement.

"Environmental Laws" is defined in Section 3.1(n)(ii) of this Agreement.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ESPP" is defined in Section 3.1(c) of this Agreement.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

"Fiduciary" is defined in Section 3.1(k)(viii) of this Agreement.

"GAAP" means generally accepted accounting principles.

"Government Contract Party" is defined in Section 3.1(v) of this Agreement.

"Governmental Entity" is defined in Section 3.1(d) of this Agreement.

"Hazardous Material" is defined in Section 3.1(n)(iii) of this Agreement.

"HSR Act" is defined in Section 3.1(d) of this Agreement.

"Intellectual Property" is defined in Section 3.1(h)(i) of this Agreement.

"IRCA" is defined in Section 3.1(u) of this Agreement.

"IRS" means the Internal Revenue Service.

"Liens" is defined in Section 3.1(b) of this Agreement.

"Material Adverse Change" or "Material Adverse Effect" means, when used in connection with any Person, any change or effect that is or would be materially adverse to such Person and its Subsidiaries, taken as a whole, taking into account the business, properties, assets, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, other than adverse effects arising out of events or changes (i) generally affecting the U.S. economy as a whole or the global economy in a similar manner, provided that the business of such Person is not affected in a materially disproportionate manner, (ii) affecting the computer software industry generally, provided that the business of such Person is not affected in a materially disproportionate manner, (iii) as a result of the announcement of the transactions contemplated by this Agreement, (iv) in the trading price of the capital stock of such Person (provided that the reasons underlying any such change in trading price may be considered in determining whether or not a Material Adverse Effect has occurred) or (v) resulting from the worsening of current conditions caused by acts of terrorism or war (whether declared or undeclared) occurring after the date of this Agreement.

"Material Customer" is defined in Section 3.1(x) of this Agreement.

"Merger" is defined in Recital A of this Agreement.

"Merger Consideration" is defined in Section 2.1(c) of this Agreement.

"Non-US Competition Laws" means the competition and antitrust laws of any country other than the United States.

"Notice of Superior Proposal" is defined in Section 5.1(c) of this Agreement.

"Options" is defined in Section 5.4(b) of this Agreement.

"Paying Agent" is defined in Section 2.2(a) of this Agreement.

"Permits" is defined in Section 3.1(n)(i) of this Agreement.

"Person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

"Landmark" is defined in the introductory paragraph of this Agreement.

"Landmark Balance Sheet" is defined in Section 3.1(l)(i) of this Agreement.

"Landmark Cash" means as of any date the total amount of cash, cash equivalents and marketable securities and investments of Landmark and its Subsidiaries, provided however, that Landmark Cash shall be deemed to include: (i) amounts paid by Landmark in accordance with Section 5.4(b) to convert Options into cash in an amount in respect of each such Option equal to the product of (A) the excess, if any, of the per share Merger Consideration over the exercise price thereof and (B) the number of Shares subject to such Option, and (ii) amounts paid by Landmark in respect of (A) filings made in compliance with the HSR Act and the Exchange Act and (B) annual insurance premiums made pursuant to Section
5.9 of this Agreement, which amounts in this clause (ii) shall not exceed in the aggregate $200,000.

"Landmark Disclosure Letter" is defined in Section 3.1 of this Agreement.

"Landmark Employee Plans" is defined in Section 3.1(k)(iv) of this Agreement.

"Landmark Option Plans" is defined in Section 3.1(c) of this Agreement.

"Landmark Preferred Stock" is defined in Section 3.1(c) of this Agreement.

"Landmark Shareholder Approval" is defined in Section 3.1(d) of this Agreement.

"Landmark Tax Affiliate" is defined in Section 3.1(k)(ii) of this Agreement.

"Principal Share Purchase and Voting Agreements" means the Principal Share Purchase and Voting Agreements dated of even date herewith by and between ASG, ASG Sub and the Principal Shareholders.

"Proxy Statement" is defined in Section 3.1(d) of this Agreement.

"Returns" is defined in Section 3.1(l)(vi) of this Agreement.

"Revenue Code" means the Internal Revenue Code of 1986, as amended.

"Rights Arrangement" is defined in Section 3.1(o) of this Agreement.

"ASG" is defined in the introductory paragraph of this Agreement.

"ASG Sub" is defined in the introductory paragraph of this Agreement.

"SEC" means the Securities Exchange Commission.

"SEC Documents" is defined in Section 3.1(e) of this Agreement.

"Securities Act" is defined in Section 3.1(e) of this Agreement.

"Share" is defined in Recital A of this Agreement.

"Shareholders Meeting" is defined in Section 5.1(a) of this Agreement.

"Special Committee" means the special committee established by Landmark's Board of Directors to, among other things, consider the Merger and the other transactions contemplated by this Agreement.

"Subsidiary" of any Person means another Person, in which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

"superior proposal" is defined in Section 5.1(c) of this Agreement.

"Surviving Corporation" is defined in Section 1.2 of this Agreement.

"Takeover Proposal" is defined in Section 4.2 of this Agreement.

"Tax" or "Taxes" is defined in Section 3.1(l)(vi) of this Agreement.

"Third Party Intellectual Property Rights" is defined in Section 3.1(h)(ii) of this Agreement.

"Transaction Agreements" means this Agreement, the Principal Share Purchase and Voting Agreements, the Non-Competition Agreements and the Guarantee and Promise to Pay executed by Arthur L. Allen in favor of each of the Principal Shareholders.

"VSCA" means the Virginia Stock Corporation Act.

"Warrant" is defined in Section 3.1(c)(i) of this Agreement.

"WARN Act" is defined in Section 3.1(u) of this Agreement.

        8.4 Interpretation. When a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference is to an Article or a Section of, or an Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. When used in this Agreement with respect to Landmark or ASG, the word "knowledge" and words of similar import mean the knowledge of those officers, directors and other executive personnel of such Person and its Subsidiaries with responsibility for the matter as to which such knowledge is expressed. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a Person are also to its permitted successors and assigns. References to a law or statute in this Agreement include all amendments and modifications to such law or statute, and all rules and regulations promulgated thereunder. References to Landmark in this Agreement refer also to Landmark's Subsidiaries unless the context would clearly indicate otherwise.

        8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the exhibits and schedules hereto, the Landmark Disclosure Letter, the Supplemental Disclosure Letter, the Transaction Agreements, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and are not intended to confer upon any Person other than the parties any rights or remedies hereunder.

        8.7 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of Virginia, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

        8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that ASG Sub may assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement to ASG or to any direct or indirect wholly owned Subsidiary of ASG, but no such assignment will relieve ASG Sub and ASG of any of its obligations under this Agreement. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Florida or the Eastern District of Virginia located in the City of Alexandria or in Florida or Virginia state court located in , this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction and venue of any federal court located in the State of Florida or the Eastern District of Virginia located in the City of Alexandria or any Florida or Virginia state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or choice of venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Florida or in the Northern District of Virginia.

        8.10 Disclosure. Nothing in the Landmark Disclosure Letter or the Supplemental Disclosure Letter will be deemed adequate to disclose an exception to a representation or warranty made herein unless the disclosure identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail; provided that a particular matter need only be disclosed once in such manner so long as it is cross-referenced wherever else reasonably applicable in the Landmark Disclosure Letter or the Supplemental Disclosure Letter in a manner sufficiently clear to identify to which representation or warranty an exception is being made.

        IN WITNESS WHEREOF, ASG, ASG Sub and Landmark have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


ALLEN SYSTEMS GROUP, INC.                      LANDMARK SYSTEMS CORPORATION



By: /s/ Arthur L. Allen                        By: /s/ Katherine K. Clark
   -----------------------------------            ------------------------------
Name:  Arthur L. Allen                         Name:  Katherine K. Clark
Title: President and Chief Executive Officer   Title: Chief Executive Officer and President




ASG SUB, INC.



By: /s/ Arthur L. Allen
   ----------------------------------
Name:  Arthur L. Allen
Title: President